Exhibit 3.7

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BARKBOX, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF NOVEMBER, A.D. 2020, AT 4:54 O`CLOCK P.M.

5059676 8100 SR# 20208497841	Authentication: 204169854 Date: 11-25-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:54 PM 11/25/2020 FILED 04:54 PM 11/25/2020 SR 20208497841 - File Number 5059676

THIRD CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BARKBOX, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Barkbox, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:    That the name of this corporation is Barkbox, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 1, 2011 under the name Barkbox, Inc. (hereinafter, the “Corporation”).

SECOND:     That the Board of Directors of the Corporation adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Restated Certificate”), declaring said amendments to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are substantially as follows:

RESOLVED,    that the first sentence of Article FOURTH of the Restated Certificate be deleted and replaced in full with the following:

“FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 18,600,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 8,010,560 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

RESOLVED,    that Section 4.4.1(d) of Article FOURTH of the Restated Certificate be deleted and replaced in full with the following:

“(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series C-1 Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)     shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)    shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)    shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including at least two (2) Preferred Directors;

(iv)    shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)    shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including at least two (2) Preferred Directors;

(vi)    shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including at least two (2) Preferred Directors;

(vii)    shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation or other business entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including at least two (2) Preferred Directors; or

(viii)    shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including at least two (2) Preferred Directors.”

THIRD:    The foregoing amendments were approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:    That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

*****

IN WITNESS WHEREOF, this Third Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 25th day of November, 2020.

/s/ Matt Meeker
Name: Matt Meeker
Title: Executive Chairman

SIGNATURE PAGE TO THIRD CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BARKBOX, INC.